Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 887-2999

HOPFED BANCORP REPORTS SECOND QUARTER RESULTS

HOPKINSVILLE, Ky. (August 3, 2006) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the second quarter and the six-month period ended June 30, 2006. Net income for the second quarter ended June 30, 2006, was $849,000, or $0.23 per share diluted, compared to $1,065,000, or $0.29 per share diluted, for the second quarter in 2005. Net income for the six months ended June 30, 2006, was $2,050,000, or $0.56 per share diluted, compared with $2,058,000, or $0.56 per share diluted, for the six months ended June 30, 2005.

Commenting on the second quarter results, John E. Peck, president and chief executive officer, said, “For the first six months in 2006, the Company’s pre-acquisition loan portfolio growth was over $40 million, or 10%. Furthermore, the Company continues to grow its non-interest income. Excluding gains on the sale of investments, non-interest income for the six-month period ending June 30, 2006 increased approximately $350,000, or 18%, as compared to the same period in 2005. Improvements in this area have been fueled by increased deposit fee income, fees associated with loan production and income generated by the addition of a full service mortgage origination business in April 2006.

“The Company is excited about its recent acquisitions of four offices in Middle Tennessee. Three of the offices lie within the fast growing Nashville Metropolitan Statistical Area and all four provide a highly desirable mix of loans and core deposits. The Company’s second quarter and year to date results included a $307,000 charge for expenses related to the acquisition of these offices. Net of taxes, this charge reduced net income for the second quarter and six-month period ended June 30, 2006 by approximately $210,000, or $0.05 per share diluted.

“The Company’s net interest margin has improved slightly over the same period last year but has declined in the last three months due to an increasingly flat yield curve, competitive deposit environment, and increasing reliance on borrowed money.

“In addition, at June 30, 2006, total assets increased to $748.0 million compared with $639.6 million at December 31, 2005, deposits increased to $540.2 million compared with $482.7 million at December 31, 2005, while net loans increased to $472.9 million compared with $397.3 million at December 31, 2005.”

-MORE-

4155 Lafayette Road, Hopkinsville, KY 42240

HFBC Announces Second Quarter Results

August 3, 2006

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has fourteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Earnings Summary
Interest income on loans	$7,334	$5,189	$14,050	$10,189
Interest income on taxable investments	1,882	1,578	3,764	3,185
Interest income on non taxable investments	128	162	274	370
Interest income on time deposits	38	7	73	17

Total interest income	9,382	6,936	18,161	13,761

Interest expense on deposits	3,854	2,699	7,380	5,268
Interest on subordinated debentures	181	166	348	333
Interest on repurchase agreements	121	—	121	—
Interest expense on borrowed funds	1,208	699	2,211	1,381

Total interest expense	5,364	3,564	10,060	6,982

Net interest income	4,018	3,372	8,101	6,779
Provision for loan losses	204	300	417	600

Net interest income after provision for loan losses	3,814	3,072	7,684	6,179

Non-interest income:
Income from financial services	162	98	253	298
Gain on sale of investments	19	363	42	363
Gain on sale of loans	35	54	63	65
Service charges	694	566	1,274	1,096
Income from bank owned life insurance	65	66	130	134
Other	286	164	546	323

Total non-interest income	1,261	1,311	2,308	2,279

-MORE-

HFBC Announces Second Quarter Results

August 3, 2006

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except share, per share and percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Non-interest expense:
Salaries and benefits	1,827	1,447	3,522	2,880
Intangible amortization	95	95	190	190
Occupancy expense	363	260	659	484
Data processing	322	238	657	519
Advertising expense	212	199	341	339
Professional services expense	487	166	734	326
State deposit taxes	115	121	230	229
Other operating expenses	466	330	723	553

Total non-interest expense	3,887	2,856	7,056	5,520

Net income before income taxes	1,188	1,527	2,936	2,938
Federal income tax expense	339	462	886	880

Net income	$849	$1,065	$2,050	$2,058

Earnings per share – basic	$0.23	$0.29	$0.56	$0.57
Earnings per share – diluted	$0.23	$0.29	$0.56	$0.56
Dividend per share	$0.12	$0.12	$0.24	$0.24

Weighted average shares outstanding – Basic	3,650,279	3,640,706	3,649,679	3,639,999

Weighted average shares outstanding – Diluted	3,675,735	3,666,305	3,675,028	3,666,848

	As of
	June 30, 2006	December 31, 2005
Total assets	$748,030	$639,589
Loans receivable, gross	477,103	401,314
Securities available for sale	170,696	172,890
Required investment in FHLB stock	3,533	3,211
Securities held to maturity	18,096	18,183
Allowance for loan losses	4,189	4,004
Total deposits	540,227	482,728
Total borrowings	154,262	103,482
Stockholders’ equity	49,486	49,842
Book value	$13.52	$13.66
Allowance for loan loss / Gross loans	0.88%	1.00%
Non performing assets / Total assets	0.15%	0.19%
Non accrual loans / Total loans	0.14%	0.25%

-END-